RYKOFF-SEXTON                                                      NEWS RELEASE

Contact:   Richard J. Martin             Roger S. Pondel
           Rykoff-Sexton, Inc.           Pondel Parsons & Wilkinson
           (708) 971-6598                (310) 207-9300

                                                          FOR IMMEDIATE RELEASE

                   RYKOFF-SEXTON AND US FOODSERVICE EXECUTE
                          DEFINITIVE MERGER AGREEMENT

    Lisle, Illinois - February 5, 1996 - Rykoff-Sexton, Inc. (NYSE:RYK) and US Foodservice Inc., based in Wilkes-Barre, Pennsylvania, jointly announced today that they have signed a definitive merger agreement. The transaction will result in the combination of the third and fourth largest US broadline foodservice distributors with combined annual sales of approximately $3.5 billion.

    The merger, which has been unanimously approved by the boards of directors of both companies, is valued at approximately $230 million, exclusive of amounts to be paid to preferred stockholders of US Foodservice and debt of US Foodservice to be refinanced in the transaction. The merger is expected to close in the second calendar quarter of 1996.

    As previously announced, upon consummation of the merger, each share of US Foodservice Common Stock would be exchanged for $25 in value of Rykoff-Sexton Common Stock, subject to a maximum of 1.457 and a minimum of
1.244 shares, based on a dollar range of $17.16 to $20.10, of Rykoff-Sexton Common Stock. A maximum of


                                    (more)

2-2-2


approximately 12.9 million and a minimum of approximately 11.0 million shares of Rykoff-Sexton Common Stock would be issued in the transaction. Rykoff-Sexton currently has approximately 14.8 million shares of Common Stock outstanding. Options and warrants to acquire approximately 1 million shares of US Foodservice will be converted into options and warrants to acquire Rykoff-Sexton Common Stock according to the merger conversion terms. Outstanding preferred stock of US Foodservice is expected to be redeemed for approximately $48.6 million in cash.

    "US Foodservice has demonstrated the management strength that is necessary to run a large, growing broadline food distribution business and to successfully complete and integrate a number of significant acquisitions," Mark Van Stekelenburg, chairman and chief executive officer of Rykoff-Sexton, said. "US Foodservice has a strong presence in several important geographic markets in the United States, with 17 distribution centers. Rykoff-Sexton's and US Foodservice's business are highly complementary and will be combined as a unified, national organization as a result of the transaction."

    Van Stekelenburg said that, based upon preliminary estimates, he expects over the next three years, the combined operations will achieve annual cost savings from synergies in excess of approximately $30 million. "In addition to providing for expansion of our geographic markets, we expect that the proposed merger will significantly enhance purchasing power, provide growth opportunities for the Rykoff-Sexton manufacturing operations, and enable us to further penetrate key markets with the distribution of the Rykoff-Sexton proprietary branded products. While we expect that during the first year there will be some dilution to earnings as a result of the merger, we are confident that the


                                    (more)

3-3-3


benefits going forward are significant and will enable us to meet our goal of enhancing shareholder value."

    Frank Bevevino, chairman and chief executive officer of US Foodservice, said, "US Foodservice management and all of our people are very excited about this transaction. We are confident that the integration of these two organizations will provide operating, purchasing and service efficiencies and make the combined company a significant force in foodservice distribution."

    Rykoff-Sexton has obtained bank commitments totaling approximately $485 million to facilitate the refinancing of Rykoff-Sexton's existing bank debt and other indebtedness incurred in connection with acquisitions completed by Rykoff-Sexton within the last 12 months, the refinancing of substantially all the debt of US Foodservice (expected to total approximately $245 million, exclusive of US Foodservice's existing trade receivables securitization facility of approximately $90 million), the redemption of the US Foodservice Preferred Stock, and to provide working capital for the combined companies. Rykoff-Sexton also intends to enter into a new trade receivables securitization facility.

    In the transaction, US Foodservice will become a wholly-owned subsidiary of Rykoff-Sexton. The proposed merger is subject to the approvals of shareholders of both Rykoff-Sexton and US Foodservice, and appropriate regulatory reviews and approvals. The consummation of the transaction is also subject to the execution of definitive documentation relating to the refinancing of the existing debt of the combined companies.

    The largest shareholders of US Foodservice consist primarily of investment


                                    (more)

4-4-4


partnerships managed by Merrill Lynch Capital Partners, Inc. or certain of its affiliates. It is expected that, following the transaction, such entities will own a substantial portion of Rykoff-Sexton Common Stock and will have board representation.

    Following the transaction, Frank H. Bevevino will become president and a director of Rykoff-Sexton, Inc. He will also be the chief executive officer of US Foodservice, a wholly owned subsidiary of Rykoff-Sexton, Inc. In this capacity he will be responsible for all foodservice distribution operations of the combined companies. Mark Van Stekelenburg presently chairman, president and chief executive officer of Rykoff-Sexton, will be chairman and chief executive officer of Rykoff-Sexton.

    US Foodservice had net sales for its fiscal year ended December 31, 1995 of approximately $1.7 billion and is a distributor of food and related non-food products to the foodservice industry, serving more than 35,000 customers in over 30 states, primarily in the Southeastern, Southwestern and Mid-Atlantic regions.

    For the year ended April 30, 1995, Rykoff-Sexton reported net sales of $1.6 billion. For the twelve months ended December 31, 1995, Rykoff-Sexton had net sales of approximately $1.7 billion. The company has distribution centers, sales offices, contract design facilities and manufacturing, processing and packaging operations throughout the United States.


                                    # # #